EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

FRESH DEL MONTE PRODUCE INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, Par Value $0.01 Per Share	Rule 457 (c) and Rule 457(h)	2,800,000	25.29	$70,812,000	0.0000927	$6,564.27
Total Offering Amount					$70,812,000		$6,564.27
Total Fee Offsets
Net Fee Due
___________________

(1)	Pursuant to Rule 416, this Registration Statement shall also cover any additional ordinary shares which may become issuable under the Fresh Del Monte Produce Inc. 2022 Omnibus Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457 (c) and (h) of the Securities Act on the basis of the average of the high and low prices of the ordinary shares on the New York Stock Exchange on June 2, 2022.